As filed with the Securities and Exchange Commission on May 2, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
MOTOROLA, INC.
(Exact name of issuer as specified in its charter)

Delaware	36-1115800
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1303 East Algonquin Road, Schaumburg, Illinois	60196
(Address of Principal Executive Offices)	(Zip Code)
Motorola Omnibus Incentive Plan of 2006
(Full Title of the Plan)
David W. Devonshire, Executive Vice President,
Chief Financial Officer
1303 East Algonquin Road, Schaumburg, Illinois 60196
(Name and Address of agent for service)
(847) 576-5000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount of
to be	to be	Price	Offering	Registration
Registered	Registered (1)	Per share (2)	Price (2)	Fee (2)
Motorola, Inc. Common Stock ($3 Par Value)(3)(4)	80,000,000 shares	$22.01	$1,760,800,000	$188,406

(1)	Plus an indeterminate number of additional shares that may be issued if the anti-dilution adjustment provisions of the plan become operative. Any shares covered by outstanding options or other equity awards which terminate, expire or are forfeited under the Motorola Omnibus Incentive Plan of 2003, the Motorola Omnibus Incentive Plan of 2002, the Motorola Omnibus Incentive Plan of 2000, the Motorola Amended and Restated Incentive Plan of 1998 or the Motorola Share Option Plan of 1996, may be issued under the Motorola Omnibus Incentive Plan of 2006.

(2)	Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) and (h)(1), on the basis of the average of the high and low reported sales price of the registrant’s Common Stock on the New York Stock Exchange — Composite Tape on April 27, 2006.

(3)	Includes preferred share purchase rights. Prior to the occurrence of certain events, the preferred share purchase rights will not be evidenced separately from the Common Stock.

(4)	Includes an indeterminate number of interests related to the Common Stock to be issued under the Motorola Omnibus Incentive Plan of 2006, all of which are generally nontransferable, including stock options and stock equivalents.

Explanatory Statement
On May 1, 2006, the stockholders of Motorola, Inc. approved the Motorola Omnibus Incentive Plan of 2006 (“2006 Plan”). Upon approval of the 2006 Plan, the Motorola Omnibus Incentive Plan of 2003, the Motorola Omnibus Incentive Plan of 2002, the Motorola Omnibus Incentive Plan of 2000 and the Motorola Restated and Amended Stock Incentive Plan of 1998 (collectively, the “Prior Plans”) were merged into the 2006 Plan. Shares of Motorola common stock were registered in connection with the Prior Plans, as follows: Registration Statement No. 333-105107 covering shares reserved for issuance under the Motorola Omnibus Incentive Plan of 2003 filed on May 9, 2003; Registration Statement No. 333-87728 covering shares reserved for issuance under the Motorola Omnibus Incentive Plan of 2002 filed on May 7, 2002; Registration Statement No. 333-36308 covering shares reserved for issuance under the Motorola Omnibus Incentive Plan of 2000 filed on May 4, 2000; and Registration Statement No. 333-51847 covering shares reserved for issuance under the Motorola Amended and Restated Stock Incentive Plan of 1998 filed on May 5, 1998. As of April 30, 2006, approximately 60.5 million shares of Motorola common stock, which were previously registered by these registration statements in connection with the Prior Plans but which have not been issued and are not subject to issuance under outstanding awards under the Prior Plans, are being carried forward and are deemed covered by this Registration Statement. Pursuant to Instruction E to Form S-8, no additional registration fee is due with respect to the shares previously registered in connection with the Prior Plans.

PART I — INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.
PART II — INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Motorola, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) (File No. 1-7221) are incorporated herein by reference:
1. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended on Form 10-K/A, filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
2. The Company’s Current Reports on Form 8-K as filed with the Commission on February 16, 2006, March 1, 2006 and April 2, 2006.
3. The description of the Company’s Common Stock included in the Registration Statement on Form 8-B dated July 2, 1973, including any amendments or reports filed for the purpose of updating such description.
4. The description of the Company’s Preferred Share Purchase Rights included in the Registration Statement on Form 8-A dated November 5, 1998, as amended.
     All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all the shares of the Company’s Common Stock offered hereby have been sold or which deregisters all the shares of the Company’s Common Stock then remaining unsold, shall be deemed to be incorporated by reference into the Registration Statement and to be a part hereof from the date of filing of such documents; (such documents and the documents enumerated above being hereinafter referred to as “Incorporated Documents”); provided however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for this purpose to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.
Item 4. Description of Securities.
     The Company’s Common Stock to be offered is registered under Section 12(b) of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
     The validity of the securities offered under the Registration Statement is being passed upon for the Company by Carol H. Forsyte, Esq., Corporate Vice President, Corporate and Securities, in the Company’s Law Department. Ms. Forsyte owns shares of the Company’s Common Stock and has received under the Company’s employee incentive plans (i) options that can be exercised for additional shares of the Company’s Common Stock and (ii) restricted stock units, that upon the lapse of restrictions, are payable in shares of the Company’s Common Stock.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation.
     The Company’s Restated Certificate of Incorporation, as amended, and its Directors’ and Officers’ Liability Insurance Policy provide for indemnification of the directors and officers of the Company against certain liabilities.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     Reference is made to the Exhibit Index.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Schaumburg, State of Illinois, on the 1st day of May, 2006.

MOTOROLA, INC.
By:	/s/ David W. Devonshire
David W. Devonshire
Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY
     Each of the undersigned hereby constitutes and appoints Edward J. Zander, David W. Devonshire and Steven J. Strobel, and each of them, with full power of substitution and resubstitution, as attorneys for him or her and in his or her name, place and stead, and in any and all capacities, to execute and file any amendments, supplements or statements with respect to this Registration Statement, hereby giving and granting to said attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the premises, as fully, to all intents and purposes, as he or she might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorney, or any of them, or their or his substitute or substitutes, may or shall lawfully do, or cause to be done, by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, or amendment thereto, has been signed below by the following persons in the capacities and on the date or dates indicated.

Signature	Title	Date

/s/ Edward J. Zander	Chairman of the Board and	May 1, 2006
Edward J. Zander	Chief Executive Officer
(Principal Executive Officer)

/s/ David W. Devonshire	Executive Vice President,	May 1, 2006
David W. Devonshire	Chief Financial Officer
(Principal Financial Officer)

/s/ Steven J. Strobel	Senior Vice President, Corporate Controller	May 1, 2006
Steven J. Strobel	(Principal Accounting Officer)

/s/ H. Laurance Fuller	Director	May 1, 2006
H. Laurance Fuller

/s/ Judy C. Lewent	Director	May 1, 2006
Judy C. Lewent

/s/ Thomas J. Meredith	Director	May 1, 2006
Thomas J. Meredith

/s/ Nicholas Negroponte	Director	May 1, 2006
Nicholas Negroponte

Signature	Title	Date

/s/ Indra K. Nooyi	Director	May 1, 2006
Indra K. Nooyi

/s/ Samuel C. Scott III	Director	May 1, 2006
Samuel C. Scott III

/s/ Ron Sommer	Director	May 1, 2006
Ron Sommer

/s/ James R. Stengel	Director	May 1, 2006
James R. Stengel

/s/ Douglas A. Warner III	Director	May 1, 2006
Douglas A. Warner III

/s/ John A. White	Director	May 1, 2006
John A. White

/s/ Miles D. White	Director	May 1, 2006
Miles D. White

EXHIBIT INDEX

Exhibit Number	Description
5	Opinion and consent of Carol H. Forsyte, Corporate Vice President, Corporate and Securities, Motorola, Inc. as to the validity of the securities being issued.

23(a)	The Consent of KPMG LLP.

23(b)	The Consent of Carol H. Forsyte, Corporate Vice President, Corporate and Securities, Motorola, Inc. is included in Exhibit 5.

24	Power of Attorney (included in the signature page of this Registration Statement).